Exhibit 99.2

Earnings Release Conference Call Script for the Quarter Ended September 30, 2017

This script is a textual representation of CEVA, Inc.’s conference call. While efforts are made to provide an accurate transcription, there may be errors, omissions, or inaccuracies in the reporting of the substance of the conference call. Information presented in the transcription was current only as of the date of the conference call, and may have subsequently changed materially. DSP Group, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

CEVA Inc. Q3 2017 Conf. Call Script

Thank you. Good morning everyone and welcome to CEVA’s third quarter 2017 earnings conference call. I’m joined today by Gideon Wertheizer, Chief Executive Officer of CEVA and Yaniv Arieli, Chief Financial Officer of CEVA. Gideon will cover the business aspects and the highlights from the quarter and provide general qualitative data. Yaniv will then cover the financial results for the third quarter and provide guidance for the fourth quarter and full year 2017. I will start with the forward-looking statements.

Forward Looking Statement

Today’s conference call contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include our financial guidance for the fourth quarter and full year 2017; optimism about the licensing pipeline and our product portfolio; anticipated licensing opportunities and potential royalty revenue in trends relating to 5G and LTE-IoT; projected customer ramp-up schedules, and optimism about the successive growth in the non-handset space. The risks, uncertainties and assumptions include: the ability of the CEVA signal processing IPs for smarter, connected devices to continue to be strong growth drivers for us; our success in penetrating new markets, specifically non-baseband markets, and maintaining our market position in existing markets; the ability of new products incorporating our technologies to achieve market acceptance; the speed and extent of the expansion of the LTE and 5G networks, LTE-IoT and IoT space generally; our ability to execute more broad portfolio license agreements; customers’ ramp-up schedules and the impact on royalty revenues; the effect of intense industry competition and consolidation; global chip market trends; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates. With that said, I would now like to turn the call over to Gideon.

Gideon

Thank you Richard and welcome everyone. Our third quarter financial results dramatically exceeded our expectations driven by record licensing revenues and activities. Across all of our product lines, we are experiencing favorable licensing dynamics, as customers are increasingly placing greater value in our platform-based strategy, which offers a holistic solution to high entry barrier technologies, in particular 5G, neural networks and short-range wireless.

Revenue for the third quarter came in at a record high $24 million, significantly higher than our guidance and up 35% year-over-year. Licensing and related revenue was also an all-time record high at $14 million, up 88% year-over-year. GAAP and non-GAAP net income and non-GAAP EPS also set company records. During the third quarter, we concluded eight deals, of which two were for our DSP cores and platforms and 6 were for our connectivity IPs. All of the deals were for non-handset baseband applications, and three were with first-time customers. Customers’ target markets for the licenses completed in the quarter were 5G base stations, surveillance, industrial and consumer IoT. On royalties, revenue came in at $10 million, down 4% vs. last year, reflecting above seasonal weakness in the smartphone market. This was however, partially offset by new shipments in our non-handset baseband segments, primarily for base station chips and computer vision products within smartphones, action cameras and 360-degree cameras.

Let me take the next few minutes to update you on recent market developments which we plan to capitalize on by leveraging our technology excellence and strong track record in cellular. Those developments present ongoing licensing opportunities and substantial royalty revenue potential as chips enabled by our technologies will reach mass production.

Last March, the 3GPP, which is the body in charge of cellular standardization decided to accelerate the milestone for finalizing the 5G New Radio standard toward the end of 2017. This paves the way for 5G trails as early as 2018 following by commercial products in 2019, one year ahead of what was originally planned. 5G is a disruptive technology, a pivot for multiple new services and products among which are: high definition video streaming, un-tethered virtual reality, augmentation reality, autonomous driving. AI and more. 5G will also be the key enabler for the Industry 4.0 initiative for which machine and factory automation will be revolutionized by using AI algorithms available in the cloud that will be accessible through fast and reliable 5G networks.

These substantial opportunities drive governments and wireless carriers to expedite investments and regulations for 5G.

•	In June, the Chinese government announced that it would invest over $400Bn in 5G deployments over the next 10 years.

•	In the US, the FCC has been working to free up millimeter-wave spectrum for carriers to enable faster 5G networks. In this respect, Verizon and AT&T have announced 5G services at 28 and 39Ghz spectrum for the last mile delivery. It enables a much cheaper alternative for home broadband internet services, compared to fiber routing.

•	South Korea is planning a commercial 5G network in time for the 2018 Winter Olympics.

•	Last, the approval by the Department of Justice of the pending acquisition of Time Warner by AT&T and Verizon’s acquisition of AOL and Yahoo set the stage for video streaming services over 5G.

Our new advanced DSP platform, the XC12, has already been licensed to three of the top five base station OEMs who are intensively working on in-house chip solutions for 5G. We are also making progress with a few other key players in the space, which we have not had business relationships with in the past. Furthermore, we have a number of customers designing 5G mobile broadband chips for Smartphones and home routers based on our CEVA-X and XC platforms. Overall, 5G is a technology breakpoint, requiring new expertise and product offerings. We foresaw these needs and invested ahead of the market, enabling us to offer our customers a head start as the 5G market takes off.

An additional recent market acceleration is LTE-IoT, a provision of the LTE standard specifically targeted for low power, low data rate for IoT applications. According to a recent report from GSMA, by 2026, as many as 3.8 billion LTE-based IoT connections will be in operation for applications such as smart meters, smart cities, shared bikes, agriculture and more. China Mobile is leading the pace, aiming to invest $6B in the next two years. In anticipation of the proliferation of LTE-IoT-based chips and applications, we have taken significant steps with our technologies to reduce the entry barriers for many semiconductor companies who have no prior experience in cellular and are looking to benefit from this sizable and diversified market. In this regard, we have recently expanded our partnership with ASTRi of Hong Kong, a reputable RF and analog design service IP company. CEVA now acts as a one-stop-shop for a complete, drop-in NB-IoT solution. In China, Sanechips, formerly known as ZTE Microelectronics, has already launched Rosefinch7100, its first NB-IoT chip based on our CEVA-X1 IoT processor. This chip is expected to be in high volume production early next year.

Moving to royalties, the third quarter royalty revenue reflects a soft smartphone market due to what appears to be a combination of transformation in the high-growth Indian smartphone market where LTE penetration is still small and a pushout of a top tier flagship handset. We, however, were encouraged by the growing shipments of base station basebands and vision products in smartphone and cameras, which partially offset the decline in handset royalty revenue.

To conclude, I am very pleased with our all-time-high licensing performance and profitability in the third quarter on the back of a stellar first half of the year. We are extremely excited about the recent licensing dynamics, driven by lucrative opportunities in 5G, LTE-IoT, Neural Network, Wi-Fi, Bluetooth and voice. The impact of this licensing momentum goes far beyond the initial revenue from these deals, as this momentum poses significant future royalty revenue potential from those extremely sizable markets.

With than said, let me turn the call over to Yaniv for the financials and the guidance.

Yaniv

Thank you Gideon, I’ll start by reviewing the results of our operations for the third quarter of 2017.

-	Revenue for the third quarter was at an all-time high of $24 million, up 35% on a yearly basis. The revenue breakdown is as follows:

○	Licensing and related revenue was approximately $14 million, reflecting 58% of total revenues, 88% higher as compared to the third quarter of 2016, a second sequential record high.

○	Royalty revenue was $10 million, reflecting 42% of total revenues, and 4% lower on YoY basis.

-	Quarterly gross margin was 93% on both U.S. GAAP and non-GAAP basis. Non-GAAP quarterly gross margin excluded approximately $0.1m of equity-based compensation expenses.

-	Total operating expenses for the third quarter were just over the mid-range of our guidance at $16.1 million. OPEX also included an aggregate equity-based compensation expense of approximately $2.1 million, and $0.3 million for the amortization of acquired intangibles of RivieraWaves. Total operating expenses for the third quarter, excluding equity-based compensation expenses and amortization of intangibles, were $13.7 million, just over the mid-range of our guidance.

-	U.S. GAAP net income and diluted EPS for the quarter both increased dramatically, by 73% to $5.8 million and 26 cents, respectively, over the third quarter of 2016. US GAAP net income also reached an all-time record high.

-	Non-GAAP net income and diluted EPS for the third quarter of 2017 both reached an all- time high and increased 59% and 50% year over year to $8.3 million and 36 cents, respectively. Those figures exclude equity-based compensation expenses, net of taxes, of $2.1 million, and the impact of the amortization of acquired intangibles of RivieraWaves, of $0.3 million.

Other related data:

-	Shipped units by CEVA licensees during the third quarter of 2017 were 250 million, down 7% and 10% sequentially and from third quarter reported shipments of 2016, respectively. Of the 250 million units shipped, 189 million units, or 76%, were for handset baseband chips, reflecting a sequential decrease of 15% from 222 million units of handset baseband chips shipped during the second quarter of 2017 and a 13% decrease from 218 million units shipped year over year.

In non-baseband, volume shipments continued to increase 30% sequentially, and 3% on a YoY basis. The increase is due to higher quarterly Bluetooth, vision and base station shipments. From a revenue perspective, third quarter non-baseband royalty revenue increased sequentially by strong double digits (with volume increase) and on a year-over-year basis, approximately doubled, contributing approximately $2 million of the royalty revenues in the quarter.

As for the balance sheet items:

As of September 30, 2017, CEVA’s cash and cash equivalent balances, marketable securities and bank deposits grew to just shy of $178 million. Our DSO for the third quarter of 2017 was 49 days, compared to the prior quarter’s 46 days.

During the second quarter, we generated $7.1 million of net cash from operations; depreciation was $0.5 million and purchase of fixed assets was $1.1 million, mainly due to new software activations. At the end of Sept 2017, our headcount was 306 people, of which 246 were engineers.

Now for Guidance:

On licensing, as demonstrated throughout this year, we experience good interest for our technologies. Also, we expect the acceleration in 5G standardization and the proliferation of LTE-IoT, to create demand for our cellular solutions. As such, we are once again, raising our annual license target, the third time this year, from approximately $32 million last year to a new target of just over $43 million for 2017, representing over 35% annual growth.

On royalties, after a soft third quarter in the handset space, we expect sequential increase in the fourth quarter in both our handset baseband and the non-handset products. Overall, this should enable us to record a new all-time high annual royalty revenue of over $43 million or possibly 7% annual growth.

Our guidance for the fourth quarter of 2017 is as follows:

Revenue for the fourth quarter of 2017 is expected to be in the range of $20.5 million to $21.5 million

-	Gross margin is expected to be approximately 90% on GAAP basis and 91% on non-GAAP basis, excluding an aggregate of $0.1 million of equity-based compensation expenses. Both margins planned to be a bit lower than the norm, due to COGS expenses associated with our new partnership in the NB-IoT space.

-	Overall OPEX should be similar to the third quarter. Q4-17 OPEX is expected to be in the range of $15.6 million to $16.6 million. Of our anticipated total operating expenses for the fourth quarter, $2.4m is expected to be attributable to equity-based compensation expenses and $0.3 million to the amortization of acquired intangibles. Non-GAAP OPEX is expected to be slightly lower than the third quarter we just reported, and in the range of $13m – $14m.

-	Net interest income is expected to be approximately $0.75 million.

-	Tax rate for the fourth quarter, similar to the third quarter actuals – on GAAP basis 17% and on non-GAAP basis is 13%.

-	Share count for the fourth quarter of 2017 is expected to be approximately 23 million shares.

-	U.S. GAAP fully diluted earnings per share is expected to be in the rage of 12 cents to 14 cents and non-GAAP EPS forecast, excluding the aggregate $2.4 million equity-based compensation expense, net of taxes, and amortization expenses, of $0.3 million, is expected to be in the range of 23 to 25 cents per share.

-	For the full year, revenues are forecasted to be the highest in the company’s history just shy of $87 million and non GAAP fully diluted EPS of approximately $1.16, representing over 20% YoY growth.

Operator: You can now open the Q&A session:

Wrap Up: Richard

•	Thank you for joining us today and for your continued interest in and support of CEVA. We will be attending the following upcoming events and invite you to meet with us there:

•	ROTH Technology Corporate Access Day on November 15th in New York

•	Exane BNP Paribas Midcap Forum on November 29th in London

•	Barclays Global Technology, Media and Telecommunications Conference on December 6th in San Francisco

Please visit the investor section of our website for further information on these events and other events we will be attending.

Thank you and goodbye